Exhibit 99.1

NEWS RELEASE

Contacts: Randy Guba, CFO
FOR IMMEDIATE RELEASE	Integrated Electrical Services, Inc.
713-860-1500

Ken Dennard / ksdennard@drg-e.com
Karen Roan / kcroan@drg-e.com
DRG&E / 713-529-6600

INTEGRATED ELECTRICAL SERVICES REPORTS
FISCAL 2009 FOURTH QUARTER AND YEAR-END RESULTS

HOUSTON — December 14, 2009 — Integrated Electrical Services, Inc. (NASDAQ: IESC) today announced financial results for its fiscal 2009 fourth quarter and year ended September 30, 2009.

FOURTH QUARTER

    Revenues for the fourth quarter of fiscal 2009 were $153.4 million compared to revenues of $211.7 million for the fourth quarter of fiscal 2008. The Company reported a loss from operations of $9.0 million, which includes restructuring and significant charges of $6.8 million in the fourth quarter of 2009. This compares to income from operations of $0.2 million, which includes restructuring and significant charges of $0.8 million in the fourth quarter of 2008. Net loss from continuing operations, including restructuring and significant charges of $9.0 million, or ($0.63) per share, was $11.9 million, or ($0.83) per share, in the fourth quarter of 2009. For the fourth quarter of 2008, net loss from continuing operations, including restructuring and significant charges of $0.8 million, or ($0.05) per share, was $1.4 million, or ($0.10) per share.

    Gross profit for the fourth quarter of 2009 was $20.1 million (which includes a charge for a legal settlement of $2.1 million), a gross margin of 13.1 percent. This compares to gross profit of $33.8 million, a gross margin of 16.1 percent, in the fourth quarter of 2008. Sales, general and administrative (“SG&A”) expenses for the fourth quarter of 2009 were $25.2 million compared to $33.5 million in the fourth quarter of 2008.

    Michael J. Caliel, IES’ President and Chief Executive Officer, stated, “In light of the current challenges in the economy and the impact on our end markets, we are disappointed in our fourth quarter results. However, we believe that the actions we have taken this year, and in particular during the fourth quarter, position us well for 2010. We took decisive steps to further reduce our SG&A expenses during fiscal 2009 as we continued to strategically restructure our operations. In closing fiscal 2009, we have essentially completed the Company’s transformation process and restructuring programs that began in 2007. As a result of these efforts, we have reduced our cost base as we said we would and are on track to meet our commitment for annual SG&A expenses to range between $85 and $90 million in fiscal year 2010. We continue to monitor the economic environment and will adjust our cost base accordingly.

“Although our fourth quarter 2009 results were softer than we expected from a revenue and backlog standpoint, we are seeing signs of stabilization, particularly in our Industrial and Residential segments, as evidenced by a rise in Industrial segment backlog and a further increase in Residential segment gross margin during the quarter. In addition, for the full year in spite of lower revenues and lower gains from project closeouts in our industrial segment during the fourth quarter, our gross profit margin rose to 16.4 percent from 16.1 percent last year.

“Looking forward, we are encouraged by our pipeline of opportunities. Through our business development efforts and investments in sales resources, we have seen measurable increases in our opportunity pipeline and bidding activity. This is the result of our refined strategy to identify and target projects where we can differentiate ourselves and our capabilities, as evidenced by the $61 million contract we recently announced to provide electrical systems for the U.S. Army Medical Research Institute of Infectious Diseases. With our expanded portfolio of services and solutions, we have increased our focus on renewables and are gaining traction in that area, driven in part by the desire for clean energy, Renewable Portfolio Standards (RPS) and federal, state and local incentives.  The growing renewable energy infrastructure markets touch all three of our business segments and represent excellent potential for future upside.

“I would like to thank our employees, customers and shareholders for their commitment and support during this transformation of IES in a very difficult economy. We believe we have a solid foundation in place to capitalize on the economic recovery as it occurs,” concluded Caliel.

FOURTH QUARTER SEGMENT DATA

Revenues for the Commercial segment for the fourth quarter of fiscal 2009 were $88.9 million with gross profit of $8.5 million, which included a significant charge for a legal settlement of $2.1 million, at a gross margin of 9.5 percent. This compares to revenues of $126.9 million at a gross margin of 13.8 percent for the fourth quarter of fiscal 2008. Revenues for the Industrial segment for the fourth quarter of fiscal 2009 were $23.9 million at a gross margin of 9.7 percent compared to revenues of $30.7 million at a gross margin of 16.0 percent in the fourth quarter of fiscal 2008. The gross margin decline was primarily the result of reduced volumes and a mix of lower margin work being performed during 2009. The project mix in 2008 included several large time and material projects with considerably higher margins. Revenues for the Residential segment for the fourth quarter of fiscal 2009 were $40.5 million at a gross margin of 23.0 percent compared to revenues of $54.2 million at a gross margin of 21.1 percent in the fourth quarter of fiscal 2008.

FISCAL 2009

Revenues for fiscal 2009 were $666.0 million compared to revenues of $818.3 million for fiscal 2008. Net loss from continuing operations was $11.9 million, or ($0.83) per share, in fiscal
2009, which includes restructuring and significant charges of $14.1 million, or ($0.98) per share.  Net income from continuing operations for fiscal 2008 was $208,000 or $0.01 per share, which includes restructuring and significant charges of $4.6 million, or ($0.31) per share.

Gross profit for fiscal 2009 was $109.5 million (which includes a charge for a legal settlement of $2.1 million), a gross margin of 16.4 percent, compared $131.9 million, a gross margin of 16.1 percent, in fiscal 2008. SG&A expenses, including significant charges of $1.8 million, were $108.3 million for fiscal 2009 compared to $119.2 million in fiscal 2008, including significant charges of $0.4 million.

FISCAL 2009 SEGMENT DATA

Revenues for the Commercial segment for fiscal 2009 were $420.2 million with gross profit of $60.6 million (which included a charge for a legal settlement of $2.1 million), at a gross margin of 14.4 percent. This compares to revenues of $473.6 million at a gross margin of 14.2 percent for fiscal 2008. Revenues for the Industrial segment for fiscal 2009 were $88.3 million at a gross margin of 13.7 percent compared to revenues of $129.7 million at a gross margin of 16.9 percent in fiscal 2008.  Revenues for the Residential segment for fiscal 2009 were $157.5 million at a gross margin of 23.3 percent compared to revenues of $215.0 million at a gross margin of 19.9 percent in fiscal 2008.

BACKLOG

As of September 30, 2009, backlog was approximately $241.0 million compared to $289.0 million as of June 30, 2009 and $337.0 million as of September 30, 2008. The backlog declined $96.0 million year over year, with the Commercial segment being the most impacted by continued competitive market dynamics, project deferrals and ongoing project selectivity. During this period, the Industrial segment backlog increased $2.0 million, while the Residential segment decreased $31.0 million. Residential backlog accounted for approximately 30 percent of the year over year backlog decline as of September 30, 2009. The backlog declined $48.0 million from the prior quarter, with the all three business segments experiencing sequential declines.

Backlog represents the dollar amount of revenues the Company expects to realize in the future as a result of performing work on multi-period projects that are under contract regardless of duration.  Backlog is not a measure defined by generally accepted accounting principles, and the Company’s methodology for determining backlog may not be comparable to the methodology of other companies.  The Company does not include single family housing or time and material work in backlog.

DEBT AND LIQUIDITY

As of September 30, 2009, IES had total liquidity of $79.9 million, which consisted of $64.2 million of cash and cash equivalents and $15.7 million of available revolver. Working capital was $121.6 million, and long-term debt of $26.6 million. The Company also has a $60.0 million revolving credit facility that facilitates letters of credits and the revolver.

SHARE REPURCHASE

The Company’s board of directors previously authorized the repurchase of up to one million shares of IES common stock in the open market or through privately negotiated transactions through December 2009 and has established a Rule 10b5-1 plan to facilitate this repurchase. During the years ended September 30, 2009 and 2008, the Company repurchased 301,418 and 584,942 common shares, respectively, under the share repurchase program at an average price of $13.36 and $17.73 per share, respectively.

EBITDA RECONCILIATION

The Company has disclosed in this press release EBITDA (earnings before interest, taxes, depreciation and amortization) which is a non-GAAP financial measure. EBITDA is a measure that is used in determining compliance with the Company’s secured credit facility. EBITDA calculations may vary from company to company, so IES’ computations may not be comparable to those of other companies. In addition, IES has certain assets established as part of applying fresh-start accounting that will be amortized in the future. A reconciliation of EBITDA to net income is found in the table below. For further details on the Company’s financial results, please refer to the Company’s annual report on Form 10-K for the fiscal year ended September 30, 2009, filed on December 14, 2009.

CONFERENCE CALL

Integrated Electrical Services has scheduled a conference call for Tuesday, December 15, 2009 at 9:30 a.m. Eastern time. To participate in the conference call, dial (480) 629-9692 at least 10 minutes before the call begins and ask for the Integrated Electrical Services conference call. A brief slide presentation will accompany the call and can be viewed by accessing the web cast on the Company’s web site. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until December 22, 2009. To access the replay, dial (303) 590-3030 using a pass code of 4185579#.

Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting www.ies-co.com . To listen to the live call on the web, please visit the Company’s web site at least fifteen minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live web cast, an archive will be available shortly after the call.

Integrated Electrical Services, Inc. is a leading national provider of electrical and communications contracting solutions for the commercial, industrial and residential markets. From office buildings to wind farms to housing developments, IES designs, builds and maintains electrical and communications systems for a diverse array of customers, projects and locations. For more information about IES, please visit www.ies-co.com.

Certain statements in this release, including statements regarding the restructuring plan and total estimated charges and cost reductions associated with this plan, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, all of which are based upon various estimates and assumptions that the Company believes to be reasonable as of the date hereof. These statements involve risks and uncertainties that could cause the Company's actual future outcomes to differ materially from those set forth in such statements. Such risks and uncertainties include, but are not limited to, the inherent uncertainties relating to estimating future operating results and the Company's ability to generate sales and operating income; potential defaults under credit facility and term loan; cross defaults under surety agreements; potential depression of stock price triggered by the potential sale of controlling interest or the entire company as a result of controlling stockholder’s decision to pursue a disposition of its interest in the company; fluctuations in operating results because of downturns in levels of construction; delayed project start dates and project cancellations resulting from adverse credit and capital market conditions that affect the cost and availability of construction financing; delayed payments resulting from financial and credit difficulties affecting customers and owners; inability to collect moneys owed because of the depressed value of projects and the ineffectiveness of liens; inaccurate estimates used in entering into contracts; inaccuracies in estimating revenue and percentage of completion on projects; the high level of competition in the construction industry, both from third parties and former employees; weather related delays; accidents resulting from the physical hazards associated with the Company's work; difficulty in reducing SG&A to match lowered revenues; loss of key personnel; litigation risks and uncertainties; difficulties incorporating new accounting, control and operating procedures and centralization of back office functions; and failure to recognize revenue from work that is yet to be performed on uncompleted contracts and/or from work that has been contracted but not started due to changes in contractual commitments.

You should understand that the foregoing, as well as other risk factors discussed in this document and in the Company’s annual report on Form 10-K for the year ended September 30, 2008, could cause future outcomes to differ materially from those expressed in such forward-looking statements. The Company undertakes no obligation to publicly update or revise information concerning its restructuring efforts, borrowing availability, or cash position or any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

Forward-looking statements are provided in this press release pursuant to the safe harbor established under the private Securities Litigation Reform Act of 1995 and should be evaluated in the context of the estimates, assumptions, uncertainties, and risks described herein.

General information about Integrated Electrical Services, Inc. can be found at http://www.ies-co.com under "Investor Relations." The Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments to those reports, are available free of charge through the Company’s website as soon as reasonably practicable after they are filed with, or furnished to, the SEC.

-Tables to follow-

INTEGRATED ELECTRICAL SERVICES INC., AND SUBSIDIARIES
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three Months Ended September 30, 2009 (Unaudited)	Three Months Ended September 30, 2008 (Unaudited)	Twelve Months Ended September 30, 2009	Twelve Months Ended September 30, 2008 (Restated)
Revenues	$ 153,400	$ 211,710	$ 665,997	$ 818,287
Cost of services	133,281	177,886	556,469	686,358
Gross profit	20,119	33,824	109,528	131,929
Selling, general and administrative expenses	25,164	33,458	108,328	119,160
(Gain) loss on asset sales	(66)	25	(465)	(114)
Restructuring charges	4,035	167	7,407	4,598
Income from operations	(9,014)	174	(5,742)	8,285
Interest and other expense, net	2,850	1,218	5,702	5,641
Income (loss) from continuing operations before income taxes	(11,864)	(1,044)	(11,444)	2,644
Provision (benefit) for income taxes	3	365	495	2,436
Net income (loss) from continuing operations	(11,867)	(1,409)	(11,939)	208
Discontinued operations				
Income (loss) from discontinued operations	6	25	187	(616)
Provision for (benefit from) income taxes	(53)	83	68	(221)
Net income (loss) from discontinued operations	59	(58)	119	(395)
Net income (loss)	$ (11,809)	$ (1,467)	$ (11,820)	$ (187)
Basic income (loss) per share:				
Continuing operations	$ (0.83)	$ (0.10)	$ (0.83)	$ 0.01
Discontinued operations	0.01	(0.00)	0.01	(0.02)
Total	$ (0.82)	$ (0.10)	$ (0.82)	$ (0.01)
Diluted income (loss) per share:				
Continuing operations	$ (0.83)	$ (0.09)	$ (0.83)	$ 0.01
Discontinued operations	0.01	(0.00)	0.01	(0.02)
Total	$ (0.82)	$ (0.09)	$ (0.82)	$ (0.01)
Shares used in the computation of earnings (loss) per share:				
Basic	14,332	14,939	14,332	14,939
Diluted	14,332	15,025	14,332	15,025

INTEGRATED ELECTRICAL SERVICES, INC. AND SUBSIDIARIES
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

Selected Balance Sheet Data:	**September 30, 2009**		**June 30, 2009**		**September 30, 2008**	
Cash and Cash Equivalents	$	64,174	$	60,544	$	64,709
Restricted Cash - Current		-		-		-
Working Capital (including cash and cash equivalents)		121,565		128,005		127,129
Goodwill		3,981		4,827		4,892
Total Assets		268,425		299,885		320,538
Total Debt		28,687		29,536		29,644
Total Stockholders' Equity		132,548		143,667		146,235

Selected Cash Flow Data:

	Twelve Months Ended September 30, 2009		**Twelve Months Ended September 30, 2008**	
Cash provided (used) in operating activities	$	10,794	$	14,583
Cash provided (used) in investing activities		(5,377)		8,184
Cash provided (used) in financing activities		(5,952)		(27,734)

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